EXHIBIT 10.6

RESTRICTED STOCK UNIT AGREEMENT WITH DIRECTOR

THIS AGREEMENT, dated as of the [ ] day of [            ], 2007, between Unum Group, a Delaware corporation (the “Company”), and [            ] (the “Director”).

W I T N E S S E T H

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1. Grant, Vesting and Forfeiture of Restricted Stock Units.

(a) Grant. Subject to the provisions of this Agreement and to the provisions of the Unum Group Stock Incentive Plan of 2007 (the “Plan”), the Company hereby grants to the Director, as of [            ] (the “Grant Date”), [            ] Restricted Stock Units (the “Restricted Stock Units”), each with respect to one share of common stock of the Company, par value $0.10 per Share (“Common Stock”). All capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Plan.

(b) Vesting during the Restriction Period. Subject to the terms and conditions of this Agreement, the Restricted Stock Units shall vest and no longer be subject to any restriction on the anniversaries of the Grant Date set forth below (such period during which restrictions apply is the “Restriction Period”):

Vesting Dates (Anniversaries of Grant Date)	Percentage of Total Grant Vesting

(c) Forfeiture upon Termination of Service; Accelerated Vesting upon Termination Due to Death or Disability. Upon the Director’s Termination of Service (as defined below) for any reason (other than due to the Director’s death, Disability or Retirement) during the Restriction Period, all Restricted Stock Units still subject to restriction shall be forfeited. Upon the Director’s Termination of Service during the Restriction Period due to the Director’s death, Disability or Retirement, the restrictions applicable to the Restricted Stock Units shall lapse, and such Restricted Stock Units shall become free of all restrictions and become fully vested. For purposes of this Agreement, “Retirement” shall mean the Director’s Termination of Service after the attainment of at least four years of service, in each case, only if such Termination of Service is approved as a “Retirement” by the Committee. For purposes of this Agreement, service with the Company shall include service with the Company’s Affiliates and its successors. Nothing in this Agreement or the Plan shall confer upon the Director any right to continue in the service of the Company or any of its Affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the

Direc tor’s service at any time. For purposes of this Agreement, “Termination of Service” means the termination of the Director’s service with the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if the Director’s service with the Company and its Affiliates terminates but such Director continues to provide services to the Company and its Affiliates in another capacity, such change in status shall not be deemed a Termination of Service. Temporary absences from service because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Service.

2. Settlement of Units.

Subject to Section 8 (pertaining to the withholding of taxes), as soon as practicable after the Restriction Period expires, the Company shall deliver to the Director or his or her personal representative, in book-position or certificate form, one Share that does not bear any restrictive legend making reference to this Agreement for each Share subject to the Restricted Stock Unit. Notwithstanding the foregoing, the Company shall be entitled to hold the Shares issuable upon settlement of Restricted Stock Units that have vested until the Company shall have received from the Director a duly executed Form W-9 or W-8, as applicable.

3. Nontransferability of the Restricted Stock Units.

During the Restriction Period and until such time as the Restricted Stock Units are ultimately settled as provided in Section 2 above, the Restricted Stock Units and the Shares covered by the Restricted Stock Units shall not be transferable by the Director by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise. Any purported or attempted transfer of such Shares or such rights shall be null and void.

4. Rights as a Stockholder.

During the Restriction Period, the Director shall not be entitled to any rights of a stockholder with respect to the Restricted Stock Units (including, without limitation, any voting rights), provided that with respect to any dividends paid on Shares underlying the Restricted Stock Units, such dividends will be reinvested into additional Restricted Stock Units, which shall vest at such time as the underlying Restricted Stock Units vest and be settled at that time.

5. Adjustment; Change in Control.

In the event of certain transactions during the Restricted Period, the Restricted Stock Units shall be subject to adjustment as provided in Section 3(d) of the Plan or any applicable successor provision under the Plan. In the event of a Change in Control before the Restricted Stock Units vest, the restrictions applicable to the Restricted Stock Units shall lapse, such Restricted Stock Units shall become free of all restrictions and become fully vested, consistent with Section 10(a)(iii) of the Plan.

6. Payment of Transfer Taxes, Fees and Other Expenses.

The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by an Director in connection with the Re stricted Stock Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

7. Other Restrictions.

(a) The Restricted Stock Units shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Shares subject or related thereto upon any securities exchange or under any state or federal law is required, or (ii) the consent or approval of any government regulatory body is required, then in any such event, the grant of Restricted Stock Units shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b) The Director is a Restricted Person under the Company’s Insider Trading Policy (as in effect from time to time and any successor policies). Accordingly, the Director shall be required to obtain pre-clearance from the General Counsel or Securities Counsel of the Company prior to purchasing or selling any of the Company’s securities, including any shares issued upon vesting of the Restricted Stock Units, and may be prohibited from selling such shares other than during an open trading window. The Director further acknowledges that, in its discretion, the Company may prohibit the Director from selling such shares even during an open trading window if the Company has concerns over the potential for insider trading.

8. Taxes.

As a non-employee director of the Company, the Director will be responsible for, and will duly and timely comply with all applicable laws relating to, the collection, payment, reporting and remittance of any and all federal, state or local taxes, charges or fees resulting from the receipt of amounts described in this Agreement. Neither the Company nor any of its Affiliates shall be liable for any such taxes, charges or fees resulting from the receipt of amounts described in this Agreement.

9. Notices.

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Director:

At the most recent address

on file at the Company.

If to the Company:

Unum Group

1 Fountain Square

Chattanooga, Tennessee 37402

Attention: Executive Compensation, Human Resources

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 9. Notices and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Director consents to electronic delivery of documents required to be delivered by the Company under the securities laws.

10. Effect of Agreement.

This Agreement is personal to the Director and, without the prior written consent of the Company, shall not be assignable by the Director otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Director’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

11. Laws Applicable to Construction; Consent to Jurisdiction.

The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the Restricted Stock Units are subject to the terms and conditions of the Plan, which is hereby incorporated by reference.

12. Severability.

The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

13. Conflicts and Interpretation.

In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, and (c) make all other determinations deemed necessary or advisable for the administration of the Plan. The Director hereby acknowledges that a copy of the Plan has been made available to him and agrees to be bound by all the terms and provisions thereof. The Director and the Company each acknowledges that this Agreement (together with the Plan) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, among the parties or either of them, with respect to the subject matter hereof.

14. Amendment.

The Company may modify, amend or waive the terms of the Restricted Stock Unit award, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair the rights of the Director without his or her consent, except as required by applicable law, stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

15. Section 409A.

It is the intention that the Restricted Stock Units do not constitute “deferred compensation” within the meaning of Section 409A of the Code, and it is the intention and belief of the Company that the provisions of this Agreement comply in all respects with Section 409A of the Code. If the Company determines after the Grant Date that an amendment to this Agreement is necessary to ensure the foregoing, it may, notwithstanding Section 14, make such amendment, effective as of the Grant Date or any later date, without the consent of the Director.

16. Headings.

The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

17. Counterparts.

This Agreement may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Director has hereunto set the Director’s hand.

UNUM GROUP

By:
[name] [title]